Exhibit 99.1

Montage Technology Announces Preliminary First Quarter

Revenue Results Exceeding Guidance

SHANGHAI, China – March 31, 2014 – Montage Technology Group Limited (Nasdaq: MONT) (“Montage Technology” or “Montage” or the “Company”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today announced preliminary revenue results for the first quarter 2014 of $34.5 to $36.5 million, exceeding the previously announced guidance of $29.0 to $32.0 million.

The increased revenue expectations reflect higher sales of Montage’s memory interface solutions due to growing demand for LRDIMMs. As a result, memory interface revenue is expected to increase more than 60 percent sequentially. Gross margin for the first quarter 2014 is expected to be above the previously announced guidance range of 60 percent to 62 percent.

About Montage Technology

Montage Technology is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging market environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage, please visit the company’s website at www.montage-tech.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations, including our revenue estimates for the first quarter of 2014, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to sustain recent revenue growth rates; our ability to address the evolving nature of the market for semiconductor solutions; our ability to develop and maintain relationships with industry and technology leaders, including the largest OEMs; our ability to manage our future growth; and Montage’s ability to continue to gain market share with its existing products as well as newly released products in both the set-top box and memory interface markets. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption

“Risk Factors” in our final prospectus filed with the SEC on January 31, 2014, which is available on our Investor Relations website at www.montage-tech.com and on the SEC website at www.sec.gov. In addition, please note that any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of the date of this press release. We undertake no obligation to update these statements as a result of new information or future events except if required by law.

Company Contact:

Montage Technology

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8618

E: ir@montage-tech.com

Investor Relations Contact:

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 972-239-5119 ext. 125

E: mkreps@sheltongroup.com